UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2015

GREATBATCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway, Suite 310, Frisco, Texas		75034
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 27, 2015, Greatbatch, Inc. (the “Company”) completed its previously announced acquisition of Lake Region Medical Holdings, Inc. (“Lake Region”), pursuant to an Agreement and Plan of Merger, dated as of August 27, 2015, by and among the Company, Provenance Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”) and Lake Region (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Lake Region, with Lake Region continuing as the surviving corporation and an indirect wholly-owned subsidiary of the Company (the “Merger”).

Senior Secured Credit Facilities

In connection with the completion of the Merger, the Company and the Company’s wholly-owned subsidiary, Greatbatch Ltd., entered into a new credit agreement (the “Senior Secured Credit Facilities”) with Manufacturers and Traders Trust Company, as administrative agent, consisting of a $375 million term loan A facility (the “TLA Facility”), a $1,025 million term loan B facility (the “TLB Facility” and, together with the TLA Facility, the “Term Loan Facilities”), and a $200 million revolving credit facility (the “Revolving Credit Facility”). The Term Loan Facilities were funded in full on October 27, 2015 and used, together with the net proceeds from the Notes (as defined below), to fund the cash portion of the Merger Consideration (as defined below), the repayment of Greatbatch Ltd.’s outstanding indebtedness under its Second Amended and Restated Credit Agreement, dated as of September 20, 2013, and the repayment of all of Lake Region’s outstanding indebtedness. No amounts were drawn on the Revolving Credit Facility in connection with the completion of the Merger.

Term Loan Facilities

The TLA Facility will mature on October 27, 2021 and the TLB Facility will mature on October 27, 2022. Subject to certain conditions, one or more incremental term loan facilities may be added to the Term Loan Facilities so long as, on a pro forma basis, the Company’s first lien net leverage ratio does not exceed 4.25:1.00.

Interest Rate and Fees

Under the Term Loan Facilities, Greatbatch Ltd. has the option of LIBOR or base rate interest rates. Initially, the interest margins for (x) the TLA Facility will be 3.25% per annum for loans based on adjusted LIBOR and 2.25% per annum for loans based on the base rate and (y) the TLB Facility will be 4.25% per annum for loans based on adjusted LIBOR and 3.25% per annum for loans based on the base rate. Such initial interest margins for the TLA Facility will remain in place until five business days after the delivery of the compliance certificate for the first full fiscal quarter following the closing date (October 27, 2015) of the Senior Secured Credit Facilities (the “Closing Date”), after which it will be based on the pricing grid set forth in the Senior Secured Credit Facilities with interest margins to be determined on the basis of the Company’s total net leverage ratio, calculated quarterly on a trailing four-quarter basis.

Amortization

The TLA Facility will be subject to quarterly amortization of principal as follows: (i) 1.25% of the original aggregate principal amount of the TLA Facility in each quarter during the first two years following the Closing Date, (ii) 1.875% of the original aggregate principal amount of the TLA Facility in each quarter during the third year following the Closing Date, and (iii) 2.50% of the original aggregate principal amount of the TLA Facility in each quarter thereafter, with the balance payable at final maturity of the TLA Facility. The TLB Facility will be subject to quarterly amortization of principal equal to 0.25% per quarter of the original aggregate principal amount of the TLB Facility, with the balance payable at final maturity of the TLB Facility.

Revolving Credit Facility

The Revolving Credit Facility includes a $15 million sublimit for swingline loans and a $30 million sublimit for standby letters of credit (which will subsequently decrease to $25 million on April 27, 2016). Subject to certain conditions, commitments under the Revolving Credit Facility may be increased through an incremental revolving facility so long as, on a pro forma basis, the Company’s first lien net leverage ratio does not exceed 4.25:1.00. The Revolving Credit Facility matures on October 27, 2020.

Interest Rate and Fees

Under the Revolving Credit Facility, Greatbatch Ltd. will have the option of LIBOR or base rate interest rates. Initially, the interest margins for the Revolving Credit Facility will be 3.25% per annum for loans based on adjusted LIBOR and 2.25% per annum for loans based on the base rate. Such initial interest margins will remain in place until five business days after the delivery of the compliance certificate for the first full fiscal quarter following the Closing Date, after which it will be based on the pricing grid set forth in the Senior Secured Credit Facilities with interest margins to be determined on the basis of the Company’s total net leverage ratio, calculated quarterly on a trailing four-quarter basis.

A letter of credit fee in an amount equal to the interest margins for LIBOR loans under the Revolving Credit Facility will be paid on the aggregate face amount of letters of credit outstanding for the account of all lenders in the Revolving Credit Facility. In addition, Greatbatch Ltd. will pay to the issuing bank a 0.125% letter of credit fronting fee.

For the period from the Closing Date through the fifth day after the delivery of the compliance certificate for the first full fiscal quarter following the Closing Date, an unused commitment fee equal to 0.25% per annum of the average daily amount by which the total credit commitment of the Revolving Credit Facility exceeds the outstanding revolving loans, letters of credit and unpaid reimbursement obligations under the Revolving Credit Facility, will be payable quarterly in arrears to the lenders under the Revolving Credit Facility. Thereafter, this unused commitment fee will be based on a total net leverage-based pricing grid set forth in the Senior Secured Credit Facilities.

Guarantee and Security

The Senior Secured Credit Facilities will be guaranteed by the Company, as a parent guarantor, and all of the Company’s present and future direct and indirect wholly-owned domestic subsidiaries (other than Greatbatch Ltd., non-wholly owned joint ventures and certain other excluded subsidiaries). The Senior Secured Credit Facilities will be secured, subject to certain exceptions, by a first priority security interest in:

•	the present and future shares of capital stock of (or other ownership or profit interests in) Greatbatch Ltd. and each guarantor (except the Company);

•	sixty-six percent (66%) of all present and future shares of voting capital stock and 100% of all present and future shares of non-voting capital stock of each specified first-tier foreign subsidiary;

•	substantially all of the Company’s, Greatbatch Ltd.’s and each other guarantor’s other personal property; and

•	all proceeds and products of the property and assets of the Company, Greatbatch Ltd. and the other guarantors.

Covenants

The Senior Secured Credit Facilities contain negative covenants that restrict the Company’s and its subsidiaries ability to (i) incur additional indebtedness; (ii) create certain liens; (iii) consolidate or merge; (iv) sell assets, including capital stock of the Company’s subsidiaries; (v) engage in transactions with the Company’s affiliates; (vi) create restrictions on the payment of dividends or other amounts to Greatbatch Ltd. from the Company’s restricted subsidiaries; (vii) pay dividends on capital stock or redeem, repurchase or retire capital stock; (viii) pay, prepay, repurchase or retire certain subordinated indebtedness; (ix) make investments, loans, advances and acquisition; (x) make certain amendments or modifications to the organizational documents of the Company or its subsidiaries or the documentation governing other senior indebtedness of Parent; and (xi) change the Company’s type of business. These negative covenants are subject to a number of important limitations and exceptions that are described in the Senior Secured Credit Facilities. The Senior Secured Credit Facilities also include customary affirmative covenants and limited activity restrictive covenants applicable to the Company.

Financial Covenants

The Revolving Credit Facility and the TLA Facility contain covenants requiring (A) a maximum total net leverage ratio of 6.50:1.00, subject to step downs and (B) a minimum interest coverage ratio of Adjusted EBITDA (as defined in the Senior Secured Credit Facilities) to interest expense of not less than 3.00:1.00. The TLB Facility does not contain any financial maintenance covenants.

Mandatory Prepayment

The Senior Secured Credit Facilities include mandatory prepayments customary for credit facilities of its nature, including, without limitation, (i) 100% of the net cash proceeds from certain issuances of debt; (ii) 100% of the net cash proceeds from certain non-ordinary course asset sales, subject to customary exceptions and reinvestment rights; (iii) 100% of certain insurance proceeds and condemnation recoveries, subject to customary exceptions and reinvestment rights; and (iv) commencing in respect of the fiscal year ending on or about December 31, 2016, annual prepayments in an amount equal to a recapture rate (varying based on the Company’s total net leverage ratio) multiplied by the Company’s excess cash flow (as defined in the Senior Secured Credit Facilities) for each fiscal year.

Events of Default

The Senior Secured Credit Facilities also contains certain customary events of default (including, among others, an event of default upon a Change of Control (as defined in the Senior Secured Credit Facilities)). If an event of default occurs and is not cured or waived, the lenders under the Senior Secured Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

The above description of the Senior Secured Credit Facilities is qualified in its entirety by reference to the complete text of the Senior Secured Credit Facilities, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Indenture and 9.125% Senior Notes due 2023

On October 27, 2015, Greatbatch Ltd. completed its previously announced offering (the “Offering”) of $360 million aggregate principal amount of 9.125% Senior Notes due 2023 (the “Notes”). In connection with the closing of the Offering, Greatbatch Ltd. and the guarantors for the Notes (the “Guarantors”) entered into an Indenture, dated as of October 27, 2015 (the “Indenture”), by and among Greatbatch Ltd., the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Indenture provides, among other things, that the Notes will be senior unsecured obligations of Greatbatch Ltd. Greatbatch Ltd.’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors. Interest is payable on the Notes on May 1 and November 1 of each year, beginning on May 1, 2016. The Notes will mature on November 1, 2023.

The Indenture contains restrictive covenants that, among other things, limit the ability of Greatbatch Ltd. and the Guarantors to: (i) incur or guarantee additional indebtedness or issue certain disqualified stock or preferred stock; (ii) create certain liens; (iii) pay dividends or make distributions in respect of capital stock; (iv) make certain other restricted payments; (v) enter into agreements that restrict certain dividends or other payments; (vi) enter into sale-leaseback agreements; (vii) engage in certain transactions with affiliates; and (viii) consolidate or merge with, or sell substantially all of their assets to, another person. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture.

The Indenture provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) nonpayment of principal, premium, if any, and interest on the Notes when due; (ii) breach of covenants in the Indenture; (iii) defaults relating to the failure to pay at final maturity or the acceleration of certain other indebtedness; (iv) a failure to pay certain judgments; and (v) certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, the Trustee or holders of at least 30% in principal amount of the then outstanding Notes may declare the principal, accrued and unpaid interest, if any, on all the Notes to be due and payable. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

The Notes will also be redeemable at the option of Greatbatch Ltd., in whole or in part, at any time on or after November 1, 2018 pursuant to a customary schedule of declining redemption prices. In addition, Greatbatch Ltd. may redeem the Notes, in whole or in part, prior to November 1, 2018 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to November 1, 2018, Greatbatch Ltd. may redeem up to 40% of the aggregate principal amount of the Notes using the proceeds from certain equity offerings at a redemption price equal to 109.125% of the aggregate principal amount of the Notes.

The above description of the Indenture is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Stockholders Agreement

In connection with the completion of the Merger, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”), dated as of October 27, 2015, with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Bain Capital Partners, LLC (“Bain”), an investment fund affiliated with KKR that was a stockholder of Lake Region (the “KKR Stockholder”) and certain investment funds affiliated with Bain that were stockholders of Lake Region (the “Bain Stockholders” and, together with the KKR Stockholder, the “Stockholders”). The Stockholders Agreement contains provisions relating to, among other things, restrictions on the acquisition of additional shares of common stock of the Company by the KKR Stockholder or the Bain Stockholders, as applicable, above the percentage of shares of common stock of the Company owned by the KKR Stockholder or the Bain Stockholders, as applicable, as of the closing of the Merger.

The Stockholders Agreement generally restricts, subject to limited exceptions, any transfer of shares of common stock of the Company by the Stockholders during the first six months after the closing of the Merger. Following this initial six-month period, the Stockholders are entitled to require the Company to file a shelf registration statement to register the shares of common stock received by the Stockholders as part of the Merger Consideration. In addition, each Stockholder will also be entitled to certain other customary demand and piggyback registration rights, in each case, subject to limitations as to the timing of the exercise of these rights. The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, which is attached hereto as Exhibit 4.2 and is incorporated by reference herein.

Item 1.02	Termination of Material Definitive Agreement.

On October 27, 2015, concurrently with Greatbatch Ltd.’s entry into the Senior Secured Credit Facilities as described in Item 1.01 above, Greatbatch Ltd. terminated its Second Amended and Restated Credit Agreement, dated as of September 20, 2013, by and among Greatbatch Ltd., the financial institutions identified therein as lenders and Manufacturers and Traders Trust Company, as the administrative agent, and repaid all outstanding borrowings thereunder in full.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 27, 2015, the Company completed its previously announced acquisition of Lake Region. In connection with the Merger, Merger Sub was merged with and into Lake Region with Lake Region continuing as the surviving corporation and an indirect wholly-owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of Lake Region was converted into the right to receive a portion of the aggregate merger consideration (the “Merger Consideration”) consisting of (i) approximately $462 million in cash and (ii) 4.98 million newly issued shares of common stock of the Company. In connection with the completion of the Merger, the Company also issued 119,900 replacement options to certain members of Lake Region management and paid approximately $16.3 million to cash out all other outstanding in-the-money Lake Region equity awards. The Company also paid off all of Lake Region’s outstanding funded indebtedness, in the amount of approximately $1.0 billion.

The Company financed the cash portion of the Merger Consideration and the repayment of Lake Region’s outstanding funded indebtedness using the net proceeds from the TLA Facility, TLB Facility and Notes.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference.

On October 27, 2015, the Company issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above regarding the Senior Secured Credit Facilities and the Indenture is incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders

The information set forth under Item 1.01 above regarding limitations upon the payment of dividends under the Senior Secured Credit Facilities and the Indenture is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired

The financial statements required by Item 9.01(a) will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information

The pro forma financial statements required by Item 9.01(b) will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 27, 2015, by and among Lake Region Medical Holdings, Inc., Greatbatch, Inc. and Provenance Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to Greatbatch, Inc.’s Current Report on Form 8-K filed on August 31, 2015).

4.1	Indenture (including form of Note), dated as of October 27, 2015, by and among Greatbatch Ltd., the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

4.2	Stockholders Agreement, dated as of October 27, 2015, by and among Greatbatch, Inc., Kohlberg Kravis Roberts & Co. L.P., Bain Capital Investors, LLC and each other stockholder party thereto.

10.1	Credit Agreement, dated as of October 27, 2015, by and among Greatbatch Ltd., as the borrower, Greatbatch, Inc., as parent, the financial institutions party thereto and Manufacturers and Traders Trust Company, as administrative agent.

99.1	Press Release issued by Greatbatch, Inc., dated October 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 28, 2015	GREATBATCH, INC.

	By:	/s/ Michael Dinkins
Michael Dinkins
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 27, 2015, by and among Lake Region Medical Holdings, Inc., Greatbatch, Inc. and Provenance Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to Greatbatch, Inc.’s Current Report on Form 8-K filed on August 31, 2015).

4.1	Indenture (including form of Note), dated as of October 27, 2015, by and among Greatbatch Ltd., the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

4.2	Stockholders Agreement, dated as of October 27, 2015, by and among Greatbatch, Inc., Kohlberg Kravis Roberts & Co. L.P., Bain Capital Investors, LLC and each other stockholder party thereto.

10.1	Credit Agreement, dated as of October 27, 2015, by and among Greatbatch Ltd., as the borrower, Greatbatch, Inc., as parent, the financial institutions party thereto and Manufacturers and Traders Trust Company, as administrative agent.

99.1	Press Release issued by Greatbatch, Inc., dated October 27, 2015